Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-73161 of NS Group, Inc. on Form S-8 of our report dated June 22, 2005, appearing in this Annual Report on Form 11-K of the NS Group Employees Retirement Savings Plan (formerly NS Group, Inc. Salaried Employees’ Retirement Savings Plan) for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
June 22, 2005